Exhibit 99.1

NEWS RELEASE

EQT ANNOUNCES APPOINTMENT OF ROBERT J. MCNALLY AS CHIEF FINANCIAL OFFICER

Succeeding Philip P. Conti who has served in the role since 2005

PITTSBURGH, PA (March 17, 2016) — EQT Corporation (NYSE: EQT) today announced the appointment of Robert J. McNally, 45, as senior vice president and chief financial officer of EQT Corporation (EQT or Company), effective March 21, 2016. McNally is also appointed to this same role for EQT Midstream Partners, LP (NYSE: EQM) and EQT GP Holdings, LP (NYSE: EQGP) and will join their respective boards of directors. Philip P. Conti, who has been with EQT since 1996 and whose intent to retire as EQT’s chief financial officer was announced in August 2015, will remain principal financial officer through the filing of the Company’s first quarter 2016 results, after which he will serve as senior vice president, special projects and remain on the board of directors for EQM.

“Rob has significant financial expertise, including as a public company CFO, as well as operational experience in the oil and gas sector and will be a strong addition to our executive team,” said Dave Porges, EQT’s chairman and chief executive officer. “EQT’s solid financial position, strong balance sheet, and respected low-cost operating structure continue to create value for our shareholders and enable us to focus on our highest-potential growth opportunities.”

McNally has more than 22 years of direct experience in the energy sector, with his most recent position being executive vice president and chief financial officer of Precision Drilling Corporation, a Calgary based oil and natural gas contract drilling, completions, and production services provider. He also has a strong capital markets background, which includes oversight of investments in energy technology start-ups at Kenda Capital LLC; an initial public offering while with Warrior Energy Services Corp.; and several years of investment banking and M&A advisory experience with Simmons & Company International. McNally began his career with Schlumberger, working first in operations and then in sales.

“EQT is one of the premier, low-cost, natural gas producers in North America — with a large and growing midstream business to complement its effective operating model,” said McNally. “Having a strong balance sheet, great asset base, and a reputation for operational excellence, I am excited to join the high-quality team at EQT and to be a part of the Company’s future success.”

McNally holds a Masters of Business Administration, with a concentration in finance, from Tulane University Freeman School of Business; a Bachelor of Science, Mechanical Engineering from University of Illinois; and a Bachelor of Arts, Mathematics from Knox College. Married with four children, he and his family will relocate to the Pittsburgh area in the coming months.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. With more than 125 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology — designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. EQT also owns a 90% limited partner interest in EQT GP Holdings, LP.  EQT GP Holdings, LP owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP.

Visit EQT Corporation at www.EQT.com.

EQT analyst inquiries please contact:

Patrick Kane — Chief Investor Relations Officer

412.553.7833

pkane@eqt.com

EQT Midstream Partners / EQT GP Holdings analyst inquiries please contact:

Nate Tetlow — Investor Relations Director

412.553.5834

ntetlow@eqt.com

Media inquiries please contact:

Natalie Cox — Corporate Director, Communications

412.395.3941

ncox@eqt.com

Source: EQT Corporation